EXHIBIT 21.1

RASER TECHNOLOGIES, INC.

LIST OF SUBSIDIARIES AND

JURISDICTIONS OF INCORPORATION OR ORGANIZATION

SUBSIDIARY	JURISDICTION OF INCORPORATION/ORGANIZATION
Raser Technologies Operating Company, Inc	Utah

RT Patent Company, Inc	Delaware

Raser-Power Systems, LLC	Delaware